Exhibit 7(a)

ASSISTANT SECRETARY’S CERTIFICATE

(GCI Liberty, Inc.)

I, Ruth Huff, Assistant Secretary of GCI Liberty, Inc. (formerly known as General Communication, Inc., the “Corporation”), do hereby certify as follows:

Each of Craig Troyer and Pamela Coe has been and is now a duly elected and qualified Senior Vice President of the Corporation and Katherine C. Jewell has been and is now a duly elected and qualified Assistant Vice President and Secretary of the Corporation. Pursuant to the Corporation’s organization documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Assistant Vice President and Senior Vice President have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 15th day of March, 2018.

/s/ Ruth Huff
Ruth Huff, Assistant Secretary